Exhibit 99(h)(5)

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made this 11th day of March, 2013 (“Agreement”) by and between Mercer Funds (the “Trust”) and its Trustees and/or Officers (each a “Trustee/Officer” or “Indemnitee”).

WHEREAS, the Trust is a Delaware statutory trust formed under the laws of the State of Delaware and operating pursuant to an Amended and Restated Agreement and Declaration of Trust amended and restated as of May 16, 2005 (the “Declaration of Trust”).

WHEREAS, at the request of the Trust, Indemnitee currently serves as a Trustee/Officer and, therefore, may be subjected to claims, suits or proceedings arising as a result of Indemnitee’s service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as such Trustee/Officer, the Trust has agreed to indemnify Indemnitee against expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Trust and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Board” means the board of trustees of the Trust.

(b) “Disinterested Trustee” means a “Disinterested Trustee” as defined in Section 1(a)(ii) of Article VII of the Declaration of Trust.

(c) “Disqualifying Conduct” means “Disqualifying Conduct” as defined in Section 1(b) of Article VII of the Declaration of Trust as of the date hereof.

(d) “Expenses” shall include “Expenses” as defined in Section 1(a)(iii) of Article VII of the Declaration of Trust, and, without limitation, all attorneys’ fees and all costs, including, without limitation, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(e) “Indemnifiable Amounts” means reasonable Expenses, and any judgment, settlement, penalty or fine actually incurred by Indemnitee or on Indemnitee’s behalf in connection with a Proceeding.

(f) “Independent Counsel” means counsel that meets all of the following criteria: (i) is “independent legal counsel” within the meaning of Rule 0-1(a)(6) under the Investment Company Act of 1940, as amended (the “1940 Act”), in respect of the Trust; (ii) is experienced in matters of the 1940 Act; (iii) is not currently representing, nor in the past two years has been retained to represent, the Trust or Indemnitee in any matter material to either such party; and (iv) is not currently representing, nor in the past two years has been retained to represent, any other party in the Proceeding giving rise to a request for indemnification hereunder, except that the counsel also may represent another Disinterested Trustee in the Proceeding. Independent Counsel shall be selected by Indemnitee and approved by the Board (which approval shall not be unreasonably withheld). In the event that the Board does not approve Indemnitee’s selection within 30 days of written notice from Indemnitee of Indemnitee’s selection, Indemnitee may select another counsel from a law firm having 100 or more attorneys and rated “AV” in Martindale-Hubbell Law Directory to act as Independent Counsel for purposes of this Agreement, provided that such other counsel satisfies the criteria in (i) through (iv) in this paragraph. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under applicable standards of professional conduct, would have a material conflict of interest in representing either the Trust or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(g) “Officer” means an officer of the Trust appointed by the Board pursuant to the Trust’s governing documents.

(h) “Proceeding” includes any claim, action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement.

(i) “Trust Status” means the status of a person as a Trustee, Officer, employee or agent of the Trust.

(j) “Trustee” means a trustee of the Trust.

Section 2. Services by Indemnitee. Indemnitee agrees to continue to serve as a Trustee/Officer but may resign, at any time and for any reason, from such position (subject to any other contractual obligation or any obligation imposed by operation of law). The Trust shall have no obligation under this Agreement to continue Indemnitee in such position, but, in the event that Indemnitee ceases to serve as a Trustee/Officer, Indemnitee shall nevertheless retain all rights provided under this Agreement until its termination.

Section 3. Indemnification – General. The Trust shall indemnify, and advance Expenses to, Indemnitee (a) as specifically provided in this Agreement and the Trust’s governing documents and (b) otherwise to the fullest extent permitted by applicable law in effect on the date hereof and as amended from time to time; provided, however, that no change in applicable law shall have the effect of reducing the benefits available to Indemnitee hereunder based on applicable law as in effect on the date hereof. The rights of Indemnitee provided in this Section shall include, but shall not be limited to, all rights set forth in the other Sections of this Agreement.

Section 4. Rights of Indemnification; Indemnification of Expenses for a Party. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of Indemnitee’s Trust Status, Indemnitee is, or is threatened to be, made a party to or otherwise involved in any pending, actual, completed or threatened Proceeding, whether or not such Proceeding is brought by or in the right of the Trust and irrespective of when the conduct that is the subject of the Proceeding occurred. Pursuant to this Section 4, and subject to the procedures contained in Section 6 of this Agreement, Indemnitee shall be indemnified against all Indemnifiable Amounts by reason of Indemnitee’s Trust Status to the maximum extent permitted by applicable law in effect at the date of this Agreement or at the time of the request for indemnification, whichever is greater, provided that Indemnitee shall not be indemnified against Indemnifiable Amounts if Indemnitee is made party in a Proceeding and found liable by reason of Disqualifying Conduct. Without limiting any other rights of Indemnitee in this Agreement, if Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, or is not successful as to one or more claims for reasons other than Disqualifying Conduct, the Trust shall indemnify Indemnitee against all Indemnifiable Amounts incurred by Indemnitee or on Indemnitee’s behalf in connection with each claim, issue or matter to the maximum extent permitted by applicable law in effect at the date of this Agreement or at the time of the request for indemnification, whichever is greater. For purposes of this Section and without limitation, subject to the procedures contained in Section 6 of this Agreement, the termination of any claim, issue or matter in any such pending Proceeding by dismissal, with or without prejudice, or by settlement agreement without an admission of liability, shall be deemed to be a successful result as to such claim, issue or matter.

Section 5. Advancement of Expenses.

(a) Advancement of Expenses of a Party. The Trust shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party, within 10 business days after the receipt by the Trust of a statement or statements from Indemnitee requesting such advance or advances from time to time, prior to final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by (a) a written affirmation by Indemnitee of Indemnitee’s good faith belief that Indemnitee has not engaged in Disqualifying Conduct in connection with the Proceeding and (b) a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee has engaged in Disqualifying Conduct or if Indemnitee is not successful with respect to a claim, issue or matter by reason of Disqualifying Conduct, as determined in accordance with Section 4. Furthermore, any such advancement shall be subject to the requirements and limitations of Section 17(h) of the 1940 Act.

(b) Indemnification and Advance of Expenses of a Non-Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of Indemnitee’s Trust Status, made a witness or otherwise asked to participate, or is otherwise involved, in any Proceeding, whether instituted by the Trust or any other party, and to which Indemnitee is not a party, Indemnitee shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith within ten days after the receipt by the Trust of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee.

Section 6. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under Sections 3 or 4 of this Agreement, Indemnitee shall submit a written request to the Trust. The Secretary of the Trust shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to Section 6(a) hereof: (i) if the Indemnitee has been successful, on the merits or otherwise, in defense of the Proceeding at issue (including a decision in an action for which Indemnitee seeks indemnity under this Agreement), then Indemnitee shall be entitled to indemnification for Indemnifiable Amounts, and (ii) if there has been a final non-appealable decision on the merits (including a decision in an action for which Indemnitee seeks indemnity under this Agreement) by a court or other body in the Proceeding at issue or if, at the time of Indemnitee’s written request, there shall have been no final non-appealable decision on the merits by a court or other body, including because the Proceeding at issue has been settled, then Indemnitee shall be entitled to indemnification, for Indemnifiable Amounts, provided that (A) where there has been a final non-appealable decision on the merits, the court or other body adjudicating the Proceeding at issue did not find Indemnitee liable by reason of Disqualifying Conduct and (B) with respect to the Proceeding at issue, a determination is made that indemnification is permissible under the circumstances because Indemnitee had not engaged in Disqualifying Conduct, by (1) the vote of a majority of the Disinterested Trustees who are not parties to the Proceeding at issue, (2) Independent Counsel in a written opinion, or (3) the Trust’s shareholders. Indemnitee shall be afforded a rebuttable presumption that Indemnitee has not engaged in Disqualifying Conduct, except no such presumption shall be afforded in those cases where a Proceeding is terminated by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment.

(c) If it is determined that Indemnitee is entitled to indemnification under this Agreement, payment to Indemnitee shall be made within 10 business days after such determination. Indemnitee shall cooperate with the person making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person upon reasonable request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person making such determination, in response to a request by such person, shall be borne by the Trust (irrespective of the determination as to Indemnitee’s entitlement to indemnification).

Section 7. Remedies of Indemnitee.

(a) If (i) a determination is made pursuant to Section 6(b)(ii)(B) of this Agreement that Indemnitee is not entitled to indemnification, (ii) advancement of Expenses is not timely made pursuant to Section 5, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) or Section 6(c) within 90 days after receipt by the Trust of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4 within 10 business days after receipt by the Trust of written request therefor pursuant to Section 6, or (v) payment of indemnification is not made within 10 business days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the state of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification or advancement of Expenses.

(b) If Indemnitee, pursuant to Section 7(a), seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of this Agreement, Indemnitee shall be entitled to recover from the Trust, and shall be indemnified by the Trust against, any and all Expenses actually and reasonably incurred by Indemnitee in such judicial adjudication, but only if Indemnitee prevails therein. If it shall be determined in said judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated in the same proportion as the amount of the indemnification or advancement of Expenses awarded in the judicial adjudication.

Section 8. Non-Exclusivity; Insurance; Subrogation; Exclusions.

(a) The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law or the Declaration of Trust or the Amended and Restated By-Laws of the Trust, as amended from time to time, any agreement, a vote of shareholders or a resolution of Trustees, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Trust Status prior to such amendment, alteration or repeal.

(b) If the Trust maintains liability insurance for Trustees, Officers, employees, or agents of the Trust, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available (including coverage after Indemnitee is no longer serving in a Trust Status for acts and omissions or alleged acts or omissions while serving in a Trust Status) for any such Trustee, Officer, employee or agent under such policy or policies.

(c) In the event of any payment under this Agreement, when Indemnitee has been fully and indefeasibly indemnified (hereunder and/or otherwise) in respect of all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with a Proceeding by reason of Indemnitee’s Trust Status, the Trust shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Trust to bring suit to enforce such rights.

(d) The Trust shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder to the extent Indemnitee otherwise actually has received such payment under any insurance policy, contract, agreement or otherwise.

Section 9. Duration of Agreement. This Agreement supersedes any and all prior agreements between the Trust and Indemnitee with respect to the subject matter hereof. This Agreement shall continue until and terminate 10 years after the date that Indemnitee shall have ceased to serve as a Trustee, Officer, employee, or agent of the Trust, provided, that the rights of Indemnitee hereunder shall continue until the final termination of any proceeding then pending in respect of which Indemnitee is granted rights to indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 7 relating thereto. This Agreement shall be binding upon the Trust and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators. The Trust agrees that it shall not sell, assign or otherwise transfer all or substantially all of its assets, or merge or reorganize with any other entity or series thereof, unless the entity or series to which such sale, assignment or transfer is being made, or that is the survivor of any such merger or reorganization, agrees to assume all of the obligations (whether contingent or otherwise) of the Trust hereunder.

Section 10. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 11. Exception to Right of Indemnification or Advancement of Expenses.

(a) Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee (other than a Proceeding under Section 7(a) of this Agreement), unless the bringing of such Proceeding or making of such claim shall have been approved by a vote of a majority of the members of the Board.

(b) Notwithstanding any other provision of this Agreement, the Trust shall not be liable to indemnify Indemnitee against any liability to the Trust or its shareholders to which Indemnitee (other than a Proceeding under Section 7(a) of this Agreement) otherwise would be subject by reason of Disqualifying Conduct.

(c) Notwithstanding any other provision of this Agreement, the Trust shall not be liable to indemnify Indemnitee against any liability to the Trust or its shareholders arising in connection with a Proceeding by or in the right of the Trust in which the Indemnitee shall have been adjudged to be liable to the Trust in a final non-appealable decision on the merits by a court or other body.

Section 12. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 13. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 14. Modification and Waiver. No supplement, modification or amendment shall be binding unless executed in writing by Indemnitee and the Trust. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 15. Notice by Indemnitee. Indemnitee shall promptly notify the Trust in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advance of Expenses covered hereunder. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Trust’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Trust is thereby actually so prejudiced.

Section 16. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is mailed:

(a) If to Indemnitee, to:

the address set forth below Indemnitee’s name at the end of this Agreement with copies to:
Stuart H. Coleman, Esq.
Stroock & Stroock & Lavan LLP 180 Maiden Lane
New York, New York 10038

(b) If to the Trust, to:

Secretary Mercer Funds
99 High Street, Ste. 800
Boston, MA 02110

or to such other address as may have been furnished to Indemnitee by the Trust or to the Trust by Indemnitee, as the case may be.

Section 17. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware.

Section 18. Rules of Construction. This Agreement is adopted with the intention of creating rights to indemnification by contract in accordance with Section 2(f) of Article VII of the Declaration of Trust.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Mercer Funds

/s/ Scott M. Zoltowski
By: Scott M. Zoltowski Title: Secretary and Vice President

Acknowledged and Agreed:

Trustees:

/s/ Adela Cepeda
Adela Cepeda

/s/ Gail A. Schneider
Gail A. Schneider

/s/ Harrison M. Bains, Jr.
Harrison M. Bains, Jr.

/s/ Rich Nuzum
Rich Nuzum

Officers:

/s/ Rich Nuzum
Print Name: Rich Nuzum Title: President and Chief Executive Officer

/s/ Thomas Murphy
Print Name: Thomas Murphy Title: Vice President

/s/ Stan Mavromates
Print Name: Stan Mavromates Title: Vice President and Chief Investment Officer

/s/ Richard S. Joseph
Print Name: Richard S. Joseph Title: Vice President, Treasurer, and Chief Financial Officer

/s/ Mark Gilbert
Print Name: Mark Gilbert Title: Vice President and Chief Compliance Officer

/s/ Scott Zoltowski
Print Name: Scott Zoltowski Title: Vice President, Secretary and Chief Legal Officer

/s/ Colin Dean
Print Name: Colin Dean Title: Vice President and Assistant Secretary

/s/ Larry Vasquez
Print Name: Larry Vasquez Title: Vice President

/s/ Manny Weiss
Print Name: Manny Weiss Title: Vice President

/s/ Wil Berglund
Print Name: Wil Berglund Title: Vice President
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